Exhibit 99.1

May 20, 2022

Dear Stockholder:

I am pleased to share that, on May 17, 2022, Inland Real Estate Income Trust, Inc. (“Inland Income Trust”, the “REIT” or the “Company”) purchased an eight-property shopping center portfolio, with all but one property currently anchored by an operating grocer. This is an exciting acquisition as it supports our strategic plan of enhancing stockholder value in anticipation of a future liquidity event.

The 686,851 square-foot portfolio spans seven states and is 89 percent leased to 110 tenants*, including a range of top tier grocers such as Whole Foods, Ralphs, Sprouts, Trader Joes and Giant Food. Ninety-four percent of annualized rent for this portfolio comes from grocery-anchored properties and the average annualized rent is a strong $25.88 per square foot.

The majority of Inland Income Trust’s portfolio metrics improve with this acquisition, enhancing the overall quality of the Company’s portfolio. Inland Income Trust’s percentage of annualized rent from grocery store tenants increased, while further reducing the Company’s exposure to big box retail centers. The REIT grew in size by approximately $278 million to $1.4 billion in total assets comprised of 52 properties and approximately 7.2 million square feet. The acquisition moved Amazon and Sprouts up in the list of top tenants and increased Inland Income Trust’s nationwide footprint, adding presence in three states – Minnesota, Michigan and Maryland.

The properties were acquired from a fund owned by large institutional investors and is affiliated with our sponsor. It is important to note that no fees were paid to Inland or its affiliates in connection with this transaction.

The Inland Income Trust Board of Directors and management team consulted with the Company’s financial advisor for this transaction, Barclays, obtained new property appraisals for each property from an independent appraisal firm, retained an independent law firm to close the transaction and the transaction was brokered by JLL. This portfolio acquisition improves the REIT’s scale and we believe it furthers Inland Income Trust’s previously stated objective of maximizing stockholder value in anticipation of a future liquidity event.

We thank you for your confidence and support of our plans for the Company. Please contact your financial professional or call our Investor Services team at 800-826-8228 if you have any questions about your investment.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

* Portfolio data as of December 31, 2021.

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "try,” “potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in  our most recent Form 10-K for the year ended December 31, 2021 filed on March 16, 2022 filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

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